Executive Employment Agreement

                This Employment Agreement (the “Agreement”) is entered into as of December 23, 2003 (the “Effective Date”), by and between Host America Corporation (the “Company”), a Colorado corporation with its principal place of business in Connecticut, and Eric Barger (the “Executive”), as President of GlobalNet Energy Investors, Inc. (“GlobalNet”), a wholly-owned subsidiary of Host America Corporation.

                WHEREAS, Executive has provided a significant contribution to the success of GlobalNet over a long period of time, including but not limited to the following: Executive has been primarily responsible for building GlobalNet from its inception, has been an integral part of its attaining fiscal/financial stability, has been its primary guidance in determining the strategic vision of GlobalNet, and has forgone bonuses and salary adjustments otherwise due and payable for the good of GlobalNet and its shareholders; and

                NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

                1.   EMPLOYMENT.

                The Company desires to continue to employ the Executive, and the Executive agrees to continue to work in the employ of the Company, according to the following terms and conditions.

                2.    DUTIES.

                (a) The Company will continue to employ the Executive as President of GlobalNet.

                (b) The Executive will serve in the Company’s employ in that position.

                (c) Under the direction of the Board of Directors of the Company (the “Board”), the Executive shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company and corporations and other entities affiliated with the Company commensurate and consistent with his employment in the position of President.  The Executive shall devote his full efforts, time, attention and energies to the business and affairs of the Company. The Executive also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the Board; provided that, without the Executive’s written consent, those additional powers, authority, functions, duties and responsibilities shall not be materially inconsistent or interfere with, or detract from, those herein vested in, or otherwise then being performed for the Company by, the Executive.  In the event of an increase in the Executive’s duties, beyond the duties of President, the Board shall review the Executive’s compensation and benefits to determine if an adjustment in compensation and Executive benefits commensurate with the Executive’s new duties is warranted, in accordance with the Company’s compensation policies.

                (d) During the term of this Agreement, the Executive shall engage in reasonable business travel on behalf of the Company, for which his expenses shall be paid or reimbursed by the Company in the same manner as the Company pays or reimburses the travel expenses of other officers.

                3.    TERM OF EMPLOYMENT.

                The term of employment of Executive is through June 30, 2007.  Subject to the provisions of Section 8, the term of the Executive’s Employment hereunder shall commence on the date hereof.

                4.    EXTENT OF SERVICES.

                The Executive shall not at any time during his employment engage in any other business-related activities unless those activities do not interfere materially with the Executive’s duties and responsibilities to the Company at that time. The foregoing, however, shall not preclude the Executive from engaging in appropriate civic, charitable, professional or trade association activities or from serving on one or more other boards of directors of public or private companies, as long as such activities and services do not conflict with his responsibilities to the Company.

                5.    NO FORCED RELOCATION.

                The Executive shall not be required to move his principal place of residence from the Collin County, Texas area or to perform regular duties that could reasonably be expected to require either such move against his wish or to spend amounts of time each week outside the Collin County, Texas area which are unreasonable in relation to the duties and responsibilities of the Executive hereunder, and the Company agrees that, if it requests the Executive to make such a move and the Executive declines that request, (a) that declination shall not constitute any basis for a termination of the Executive’s Employment and (b) no animosity or prejudice will be held against Executive.

                6.    COMPENSATION.

                (a)   SALARY.

                An annual base salary shall be payable to the Executive by the Company as a guaranteed minimum amount under this Agreement for each calendar year during the period from the date hereof to the termination date of the Executive’s Employment. That annual base salary shall (i) accrue daily on the basis of a 365-day year, (ii) be payable to the Executive in the intervals consistent with the Company’s normal payroll schedules (but in no event less frequently than semi-monthly) and (iii) be payable at an initial annual rate of $120,000.  The Executive’s annual base salary shall not be decreased, but shall be adjusted annually in each December to reflect such adjustments, if any, as the Board determines appropriate based on the Executive’s performance during the most recent performance period.  A failure of the Company to increase the Executive’s annual base salary shall not constitute a breach or violation of this Agreement by the Company.

                (b) BONUS.

                At the discretion of the Board, Executive shall be eligible to be paid an annual bonus by the Company for each calendar year during the period from the date hereof to the termination date of the Executive’s Employment.  That annual bonus shall be payable at such rate and in such amount as is determined by the Board.  A failure of the Company to pay Executive an annual bonus shall not constitute a breach or violation of this Agreement by the Company.

                (c)   EXPENSES.

                The Executive shall be entitled to prompt reimbursement of all reasonable business expenses incurred by him in the performance of his duties during the term of this Agreement, subject to the presenting of appropriate vouchers and receipts in accordance with the Company’s policies.

                7.    OTHER BENEFITS.

                (a)   EXECUTIVE BENEFITS AND PROGRAMS.

                During the term of this Agreement, the Executive and the members of his immediate family shall be entitled to participate in any Executive benefit plans or programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him or them, as the case may be, eligible to participate, subject to the rules and regulations applicable thereto.

                (b)   VACATION.

                The Executive shall be entitled to three weeks of vacation leave with full pay during each year of this Agreement (each such year being a 12-month period ending on the one year anniversary date of the commencement of the Executive’s employment.) The times for such vacations shall be selected by the Executive, provided the dates selected do not interfere materially with the performance of Executive’s duties and responsibilities under this agreement. The Executive may accrue up to eight weeks of vacation time from year to year, but vacation time otherwise shall not accrue from year to year.

                8.    TERMINATION.

                The Executive’s Employment hereunder may be terminated prior to the term provided for in Section 3 only under the following circumstances:

                (a)   DEATH.

                The Executive’s Employment shall terminate automatically on the date of his death.

                (b)   DISABILITY.

                If a Disability occurs and is continuing, the Executive’s Employment shall terminate thirty (30) days after the Company gives the Executive written notice that it intends to terminate his Employment on account of that Disability, or on such later date as the Company specifies in such notice.  If the Executive resumes the performance of substantially all of his duties under this Agreement before the termination becomes effective, the notice of intent to terminate shall be deemed to have been revoked.  Disability of Executive shall not prevent the Company from making necessary changes during the period of Executive’s Disability to conduct its affairs.

                (c)   VOLUNTARY TERMINATION BY EXECUTIVE.

                The Executive may terminate his Employment at any time and without Good Cause with 30 days’ prior written notice to the Company.

                (d) TERMINATION BY EXECUTIVE FOR GOOD CAUSE.

                The Executive may terminate his Employment for Good Cause at any time within 180 days after the Executive becomes consciously aware that the facts and circumstances constituting Good Cause exist and are continuing, and by giving the Company 30 days’ prior written notice that the Executive intends to terminate his Employment for Good Cause, which notice will state with specificity the basis for Executive’s contention that Good Cause exists.  The Executive may not terminate for Good Cause if the Company substantially cures the facts and circumstances constituting Good Cause within 30 days following written notice to the Company. The determination whether the Executive has Good Cause to terminate his employment, and determination of related issues under this subsection, shall be subject to the arbitration provisions of this Agreement.

                (e) INVOLUNTARY TERMINATION BY COMPANY FOR CAUSE.

                The Company reserves the right to terminate the Executive’s Employment for Cause. In the event that the Company determines that Cause exists under Section 12(b)(i) or (ii) for the termination of the Executive’s Employment, the Company shall provide in writing (the “Notice of Cause”) the basis for that determination and the manner, if any, in which the breach or neglect can be cured.  If either the Company has determined that the breach or neglect cannot be cured, as set forth in the Notice of Cause, or has advised the Executive in the Notice of Cause of the manner in which the breach or neglect can be cured, but the Executive fails to substantially effect that cure within 30 calendar days after his receipt of the Notice of Cause, the Company shall be entitled to give the Executive written notice of the Company’s intention to terminate Executive’s Employment for Cause (the “Notice of Intent to Terminate”).

                Executive shall have the right to object to any Notice of Intent to Terminate Executive’s Employment for Cause by furnishing the Company, within ten calendar days of receipt by Executive of the Notice of Intent to Terminate Executive’s Employment for Cause, with a written response specifying the reasons Executive contends either (1) Cause under Section 12(b)(i) or (ii) does not exist or has been timely cured, or (2) in the circumstance of a Notice of Intent to Terminate Executive’s Employment for Cause under Section 12(b)(iii), (iv), (v), or (vi), that such Cause does not exist (the “Notice of Intent to Join Issue over Cause”).   The failure of Executive to timely furnish the Company with a Notice of Intent to Join Issue over Cause shall serve to conclusively establish Cause hereunder, and the right of the Company to terminate the Executive’s Employment for Cause. In the event that the Company determines that Cause exists under Section 12(b)(iii), (iv), (v), or (vi) for the termination of the Executive’s Employment, the Company shall be entitled to immediately furnish Executive with a Notice of Intent to Terminate Executive’s Employment without providing a Notice of Cause or any opportunity prior to that notice to contest that determination.

                After the foregoing procedures have been followed, the Company shall have the right to terminate the Executive’s Employment for Cause, under any of the subsections of Section 12(b), by providing a written notice specifying the Cause(s) for termination, subject to the Executive’s right to contest the termination under the arbitration provisions of the Agreement.  Any termination of the Executive’s Employment for Cause pursuant to this Section 8(e) shall be effective immediately upon the Executive’s receipt of the Company’s written notice of termination, and the Company shall have only the payment obligations set forth in Section 9(b).  Should the Executive wish to challenge his termination by invoking the arbitration provisions, he must provide written notice of his request for arbitration within 30 calendar days of the effective date of termination.

                (f) TERMINATION BY COMPANY WITHOUT CAUSE.

                The Company may terminate this employment agreement without cause by providing written notice of termination to the Executive at least 30 days prior to the effective termination date.  In such event, the Executive shall be entitled to the Severance Benefit as described below in section 9(a) and 12(l).

                9.    SEVERANCE PAYMENTS.

                If the Executive’s Employment is terminated during the term of this Agreement, the Executive shall be entitled to receive severance payments as follows:

                (a)   If the Executive’s Employment is terminated under Section 8(d) or 8(f), the Company will pay or cause to be paid to the Executive:  (i) the Accrued Salary; (ii) the Other Earned Compensation; (iii) the Reimbursable Expenses; and (iv) the Severance Benefit.

                (b)   If the Executive’s Employment is terminated under Section 8(a), (b), (c) or (e), the Company will pay or cause to be paid to the Executive: (i)  the Accrued Salary determined as of and through the termination date of the Executive’s Employment; (ii)  the Other Earned Compensation; and (iii) the Reimbursable Expenses.

                (c)   Any payments to which the Executive (or his designated beneficiary or estate, if Section 8(a) applies) is entitled pursuant to this Section 9, will be paid in a single lump sum within thirty days after the termination date of the Executive’s Employment.

                (d) Except as otherwise provided herein, the Company will have no payment obligations under this Agreement to the Executive (or his designated beneficiary or estate, if Section 8(a) applies) after the termination date of the Executive’s Employment.

                10.    RESIGNATIONS.

                Upon termination of Executive’s employment with or without cause, Executive shall resign as an officer and director of the Company and will thereafter refuse election as an officer or director of the Company.

                11.     RETURN OF DOCUMENTS.

                Upon termination of Executive’s employment with or without cause, Executive shall immediately return and deliver to the Company and shall not retain any originals or copies of any books, papers, price lists, customer contracts, bids, customer lists, files, notebooks or any other documents containing any confidential information or otherwise relating to Executive’s performance of duties under this Agreement.  Executive further acknowledges and agrees that all such documents are the Company’s sole and exclusive property.

                12.   DEFINITION OF TERMS.

                The following terms used in this Agreement when capitalized shall have the following meanings:

                (a)   ACCRUED SALARY.

                “Accrued Salary” shall mean the salary that has accrued, and the salary that would accrue through and including the last day of the pay period in which the termination date of the Executive’s Employment occurs, under Section 6(a), which has not been paid to the Executive as of that termination date.

                (b)   CAUSE.

                For purposes of subsection 8(e) and section 9, the term “Cause” shall mean (i) any willful misconduct or habitual neglect of duties by the Executive that materially injures the Company, (ii) any material breach of this Agreement by the Executive that is not cured by the Executive within ten (10) days after receiving written notice thereof from the Company, (iii) any act of larceny, embezzlement, conversion or any other similar act involving the misappropriation of Company funds in the course of the Executive’s employment, (iv) any substantial act of dishonesty in the Executive’s relations with the Company or any of its directors, employees, or vendors that materially injures the Company, (v) the conviction of the Executive of any felony that involves moral turpitude, or (vi) the determination that GlobalNet does not achieve positive net income as reflected on their audited income statement for the year ended June 30, 2005.

                (c)   COMPANY.

                “Company” shall mean (i) Host America Corporation, and (ii) any person or entity that assumes the obligations of “the Company” hereunder, by operation of law, pursuant to Section 15 or otherwise.

                (d)   COMPENSATION PLAN.

                “Compensation Plan” shall mean any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer or any member of the immediate family of any Executive Officer by reason of his status as such, (i) including (A) any “Executive pension benefit plan” (as defined in Section 3(2) of the Executive Retirement Income Security Act of 1974, as amended (“ERISA”)) or other “Executive benefit plan” (as defined in Section 3(3) of ERISA), (B) any other retirement or savings plan, including any supplemental benefit arrangement relating to any plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or whose benefits are limited by the Code or ERISA, (C) any “Executive welfare plan” (as defined in Section 3(1) of ERISA), (D) any arrangement, plan, policy, practice or program providing for severance pay, deferred compensation or insurance benefit, (E) any Incentive Plan and (F) any arrangement, plan, policy, practice or program (1) authorizing and providing for the payment or reimbursement of expenses attributable to air travel and hotel occupancy while traveling on business for the Company or (2) providing for the payment of business luncheon and country club dues, long-distance charges, mobile phone monthly air time or other recurring monthly charges or any other fringe benefit, allowance or accommodation of employment, but (ii) excluding any compensation arrangement, plan, policy, practice or program to the extent it provides for annual base salary.

                (e)   DISABILITY.

                “Disability” shall mean that the Executive, with reasonable accommodation, has been unable to perform his essential duties under this Agreement for a period of at least six consecutive months as a result of his incapacity due to injury or physical or mental illness, any disability as defined in a disability insurance policy which provides coverage for the Executive, or any disability as defined by the Americans with Disabilities Act of 1990, 42 U.S.C.A. § 12101 et seq.

                (f)   EMPLOYMENT.

                “Employment” shall mean the salaried employment of the Executive by the Company or a subsidiary of the Company hereunder.

                (g)   EXECUTIVE OFFICER.

                “Executive Officer” shall mean any of the chief executive officer, the chief operating officer, the chief financial officer, the president, any executive, regional or other group or senior vice president or any vice president of the Company.

                (h)   GOOD CAUSE.

                “Good Cause” for the Executive’s termination of his Employment shall mean: (i) any decrease in the annual base salary under Section 6(a), or any substantial and material breach by the Company of the terms or provisions of this Agreement; (ii) the assignment to the Executive of duties inconsistent in substantial and material respects with the Executive’s then current positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a substantial and material diminution in those positions, authority, duties or responsibilities; or (iii) any unapproved relocation of the Executive.  Good Cause shall not exist if the Company cures within the period prescribed herein.

                (i) INCENTIVE PLAN.

                “Incentive Plan” shall mean any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer and which provides for incentive, bonus or other performance-based awards of cash, securities, the phantom equivalent of securities or other property, including any stock option, stock appreciation right and restricted stock plan, but excluding any plan intended to qualify as a plan under any one or more of Sections 401(a), 401(k) or 423 of the Code.

                (j) OTHER EARNED COMPENSATION.

                “Other Earned Compensation” shall mean all the compensation earned by the Executive prior to the termination date of his Employment as a result of his Employment (including compensation the payment of which has been deferred by the Executive, but excluding Accrued Salary and compensation to be paid to the Executive in accordance with the terms of any Compensation Plan), together with all accrued interest or earnings, if any, thereon, which has not been paid to the Executive as of that date.

                (k) REIMBURSABLE EXPENSES.

                “Reimbursable Expenses” shall mean the expenses incurred by the Executive on or prior to the termination date of his Employment which are to be reimbursed to the Executive under Section 6(c) and which have not been reimbursed to the Executive as of that date.

                (l)   SEVERANCE BENEFIT.

                “Severance Benefit” shall mean all Compensation provided for under Section 6 through the remainder of the Executive’s term of employment, it being the parties’ intent that in case of a termination under Section 8(d) or 8(f), the Executive shall receive all compensation as if his term of employment continued as provided for under Section 3.

                13. LOCATIONS OF PERFORMANCE.

                The Executive’s services shall be performed primarily in the vicinity of Collin County, Texas. The parties acknowledge, however, that the Executive will be required to travel in connection with the performance of his duties.

                14. PROPRIETARY INFORMATION.

                (a) The Executive agrees to comply fully with the Company’s policies relating to non-disclosure of the Company’s trade secrets and proprietary information and processes. Without limiting the generality of the foregoing, the Executive will not, during the term of his Employment, disclose any such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever except as may be required by law or governmental agency or legal process, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company or any of its subsidiaries) under any circumstances during or after the term of his Employment, provided that after the term of his Employment this provision shall not apply to secrets, information and processes that are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent).

                (b) The Executive hereby sells, transfers and assigns to the Company all the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, to the extent made or conceived by the Executive solely or jointly with others during the term of this Agreement   The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company to file and prosecute any patent applications relating to same and, as to copyrightable material, to obtain copyright thereon.

                (c) Trade secrets, proprietary information and processes shall not be deemed to include information which is: (i) known to the Executive at the time it is disclosed to him; (ii) publicly known (or becomes publicly known) without the fault or negligence of Executive; (iii) received from a third party without restriction and without breach of this Agreement; (iv) approved for release by written authorization of the Company; or (v) required to be disclosed by law or legal process; provided, however, that in the event of a proposed disclosure pursuant to this subsection (c)(v), the Executive shall give the Company prior written notice before such disclosure is made in a time and manner which will best provide the Company with the ability to oppose such disclosure.

                 15.   ASSIGNMENT.

                This Agreement may not be assigned by either party; provided that the Company may assign this Agreement (i) in connection with a merger or consolidation involving the Company or a sale of its business, properties and assets substantially as an entirety to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company’s obligations hereunder; and (ii) so long as the assignment in the reasonable discretion of Executive does not result in a substantially and materially increased risk of non-performance of the Company’s obligations hereunder by the assignee.  The Company shall require as a condition of such assignment any successor (direct or indirect (including, without limitation, by becoming the sole stockholder of the Company) and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company substantially as an entirety expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no such succession taken place.  This Agreement shall be binding upon all successors and assigns.

                16.   NOTICES.

                Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to the Executive at his residence maintained on the Company’s records, or to the Company at its executive offices, or such other addresses as either party shall notify the other in accordance with the above procedure.

                17.   INTEGRATION.

                This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

                18.   WAIVER.

                Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party of a breach of any promise herein by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach by such other party.

                19.   SAVINGS CLAUSE.

                If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                20.   AUTHORITY TO CONTRACT.

                The Company warrants and represents to the Executive that the Company has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound.  The Company further warrants and represents to the Executive that the individual executing this Agreement on behalf of the Company has the full power and authority to bind the Company to the terms hereof and has been authorized to do so in accordance with the Company’s articles or certificate of incorporation and bylaws.

                21.   ARBITRATION.

                This Agreement Is Subject to Binding Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or in any manner associated with Executive’s employment, including but not limited to claims of discrimination under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, and any other federal or state statutes related to employment, shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect.

                22.   GOVERNING LAW.

                This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to any conflict of laws provisions thereof.

                23.   COUNTERPARTS.

                This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                24.  TIME OF THE ESSENCE.

                Time is of the essence with respect to any act required to be performed by this Agreement.

                25.   COVENANT NOT TO COMPETE

During the term of this Agreement and for a period of two (2) years following the termination of his employment for Cause under Section 8(e) or by resignation under Section 8(c), the Executive will not directly or indirectly own, manage, operate, control, participate in, be employed by or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business conducted by the Company, within the geographical territory served by the Company.  The Executive acknowledges and agrees that it is the intent of the parties that the Company should have the benefit of this Covenant Not to Compete for a full two (2) years following termination of his employment.  The running of the two-year period, i.e., the restricted period, shall be tolled during any time of the Executive’s violation of this Covenant Not to Compete, and the time of violation shall be added to the end of the restricted period once the violation(s) cease.  The Executive acknowledges that if he violates this Covenant Not to Compete, the resulting tolling and extending of the restricted period would result in a restricted period of greater than two years.  The parties agree that this Covenant Not to Compete is ancillary to this otherwise enforceable Agreement.

HOST AMERICA CORPORATION	Executive

By: /s/ Geoffrey Ramsey	/s/ Eric Barger
Geoffrey Ramsey	Eric Barger
CEO